Exhibit 99.1

BIMINI CAPITAL MANAGEMENT ANNOUNCES
FOURTH QUARTER 2011 RESULTS

•	Fourth Quarter Net Loss of $2.4 Million
•	Book Value per Class A Common Share of $0.53
•	Annual net loss of $2.6 million
•	MBS Portfolio Remains 100% Invested in Agency MBS
•	Company to Discuss Results on Tuesday, March 13, 2012, at 9:00 AM ET

VERO BEACH, Fla. (March 8, 2012) - Bimini Capital Management, Inc. (OTCBB:BMNM) ("Bimini Capital" or the "Company"), a real estate investment trust ("REIT"), today announced results of operations for the three month and twelve month periods ended December 31, 2011.  The Company reported a net loss of $2.4 million for the three month period ended December 31, 2011, compared with a net loss of $1.0 million for the three month period ended December 31, 2010.   For the year ended December 31, 2011, the Company reported a net loss of $2.6 million, compared with a net loss of $1.7 million for the year ended December 31, 2010.

Details of Fourth Quarter 2011 Results of Operations

The Company's fourth quarter net loss of $2.4 million included net interest income of $0.7 million, losses on mortgage-backed securities (“MBS”) of $0.4 million (which includes non-cash portfolio mark-to-market losses, realized gains on securities sold and losses on funding hedges), other expense and negative fair value adjustments on retained interests of $0.7 million, audit, legal and other professional fees of $0.5 million, compensation and related benefits of $0.1 million, and other operating, general and administrative expenses of $1.4 million. The $1.4 million of other operating, general and administrative expenses includes a $0.8 million liability accrued related to the settlement of a litigation matter. During the fourth quarter, the Company sold mortgage-backed securities (MBS) with a market value at the time of sale of $22.0 million, resulting in a modest gain (based on security prices from September 30, 2011).  The remaining net loss on MBS was due to fair value adjustments for the period of $0.5 million and offset by the realized gains on futures contracts of $0.1 million.

Details of 2011 Results of Operations

The Company's net loss of $2.6 million for the year ended December 31, 2011, included net interest income of $3.8 million, a net decrease in the fair value of MBS of $1.8 million, realized gains on the sale of MBS of $0.9 million, losses on futures contracts of $1.1 million, $3.1 million in fair value adjustments on retained interests, net of other expense, offset by $3.2 million of audit, legal and other professional fees, $1.5 million of compensation and related benefits and $2.9 million in other operating, general and administrative expenses. The $2.9 million of other operating, general and administrative expenses includes $1.1 million in various professional fees related to the initial public offering attempted by Orchid Island and a $0.8 million liability accrued related to the settlement of a litigation matter. During the year, the Company sold MBS with a market value at the time of sale of $95.4 million, resulting in the realized gain of $0.9 million.

Details of the MBS Portfolio Performance

The Company allocates capital to two MBS sub-portfolios, the pass-through MBS portfolio (“PT MBS”), and the structured MBS portfolio, consisting of interest only (“IO”) and inverse interest-only (“IIO”) securities.  The PT MBS portfolio is encumbered under repurchase agreement funding, while the structured MBS portfolio is not.  As a result of being encumbered, the PT MBS portfolio requires the Company to maintain cash balances to meet price and/or prepayment related margin calls from lenders.  As of December 31, 2010, approximately 36% of the Company’s investable capital (which consists of equity in pledged PT MBS, available cash and unencumbered assets) was deployed in the PT MBS portfolio.  At September 30, 2011, the allocation to the respective sub-portfolios was approximately 29% to PT MBS and 71% to structured securities.  At December 31, 2011, the allocation to the PT MBS had increased slightly to approximately 31% and the allocation to structured MBS had decreased to 69%.

The tables below detail the changes to the respective sub-portfolios during the quarter, as well as the returns generated by each.  During the fourth quarter, purchases of $29.3 million, net of sales of $22.0 million and pay-downs of $3.4 million, increased the PT MBS portfolio by approximately $3.7 million.  The change was facilitated by moving approximately $0.7 million of capital from the structured securities portfolio and available cash to the PT MBS portfolio.  Capital allocated to the structured MBS portfolio was reduced simply as a result of redeploying cash flows received, net of purchases, into the PT portfolio.

The market was again impacted by statements by the Federal Reserve regarding their outlook for growth in the U.S. economy and their outlook for interest rates going forward.  The Federal Reserve anticipates short-term interest rates to be at or near current levels through the end of 2014.  These statements were partially off-set by improving economic data in the U.S., as well as modestly positive developments in Europe related to sovereign debt risk.

The second table below presents the return on invested capital for each sub-portfolio for the three month period ended December 31, 2011.  Returns for the PT MBS portfolio were modestly impacted by mark to market losses, offset by positive performance of our repurchase agreement and trust preferred debt hedges.  The return on invested capital in the PT MBS portfolio was approximately 4.5% for the quarter.  The return on invested capital for the structured MBS portfolio was approximately 1.1%.  The return was negatively impacted by negative mark-to-market adjustments.  The combined portfolio generated a return on invested capital of approximately 2.1%.

Portfolio Activity for the Quarter:

	Pass-Through Portfolio	Structured Security Portfolio:			Total
		Interest Only Securities	Inverse Interest Only Securities	Sub-total

Market Value - September 30, 2011	$69,396,500	$7,913,533	10,887,193	18,800,726	$88,197,226
Securities Purchased	$29,343,033	$-	1,919,895	1,919,895	$31,262,928
Securities Sold	$(22,044,694)	$-	-	-	$(22,044,694)
Gain/Loss on Sale	$4,382	$-	-	-	$4,382
Return of Investment	n/a	$(961,484)	(1,452,868)	(2,414,352)	$(2,414,352)
Pay-downs	$(3,356,040)	n/a	n/a	n/a	$(3,356,040)
Premium Lost Due to Pay-downs	$(235,870)	n/a	n/a	n/a	$(235,870)
Mark to Market	$(43,110)	$122,165	(350,382)	(228,217)	$(271,327)
Market Value - December 31, 2011	$73,064,201	$7,074,214	11,003,838	18,078,052	$91,142,253

Returns on Invested Capital:

	Pass-Through Portfolio	Structured Security Portfolio:			Total
		Interest Only Securities	Inverse Interest Only Securities	Sub-total

Capital Allocation - September 30, 2011*	$7,671,989	$7,913,533	10,887,193	18,800,726	$26,472,715
Market Value at September 30, 2011	$69,396,500	$7,913,533	10,887,193	18,800,726	$88,197,226
Repurchase Agreement Obligations	$67,395,843	$-	-	-	$67,395,843
Returns for the Quarter:
Income (net of repo cost)	$537,196	$198,744	243,851	442,595	$979,791
Realized and unrealized gains & losses	$(274,598)	$122,165	(350,382)	(228,217)	$(502,815)
Hedge gains/(losses)**	$81,000	$-	-	-	$81,000
	$343,598	$320,909	(106,531)	214,378	$557,976

Return on Invested Capital for the Quarter	4.5%	4.1%	-1.0%	1.1%	2.1%

* Capital Allocation defined as the sum of the market value of securities held, less associated repo, plus cash and cash equivalents, restricted cash (associated with repo only) and unencumbered securities. (Capital allocated to non-portfolio assets not included)
** Excludes hedges associated with trust preferred debt

Constant prepayment rates (CPR) on the two MBS sub-portfolios were as follows:

		Structured
	PT MBS	MBS	Total
	Portfolio	Portfolio	Portfolio
Three Months Ended
December 31, 2011	14.1	33.7	31.1
September 30, 2011	13.4	22.8	20.9
June 30, 2011	11.8	13.0	12.7
March 31, 2011	12.0	19.1	17.2
December 31, 2010	11.7	34.5	28.3
September 30, 2010	17.2	35.0	30.6
June 30, 2010	27.8	44.9	42.1
March 31, 2010	9.2	33.3	28.8

Highlights of the Total MBS Portfolio at December 31, 2011:

As of December 31, 2011, the Company’s total MBS portfolio consisted of $91.1 million of agency or government MBS at fair value.  This portfolio had a weighted average coupon of 4.37% and a net weighted average repurchase agreement borrowing cost of 0.43%. The following tables summarize the Company’s agency and government mortgage related securities as of December 31, 2011 and December 31, 2010:

(in thousands)
				Weighted		Weighted
		Percentage		Average		Average	Weighted	Weighted
		of	Weighted	Maturity		Coupon	Average	Average
	Fair	Entire	Average	in	Longest	Reset in	Lifetime	Periodic
Asset Category	Value	Portfolio	Coupon	Months	Maturity	Months	Cap	Cap
December 31, 2011
Adjustable Rate MBS	$12,181	13.4%	2.89%	233	1-Jan-41	4.36	11.07%	2.00%
Fixed Rate MBS	35,417	38.9%	4.84%	178	1-Nov-40	NA	NA	NA
Hybrid Adjustable Rate MBS	25,466	27.9%	3.57%	354	1-Dec-41	95.21	8.83%	2.00%
Total Mortgage-backed Pass-through	73,064	80.2%	4.07%	249	1-Dec-41	65.82	9.55%	2.00%
Structured MBS	18,078	19.8%	5.61%	300	25-Nov-40	NA	NA	NA
Total Mortgage Assets	$91,142	100.0%	4.37%	259	1-Dec-41	65.82	NA	2.00%
December 31, 2010
Adjustable Rate MBS	$64,458	47.7%	2.83%	279	1-Jan-41	2.72	10.19%	2.00%
Fixed Rate MBS	50,013	37.0%	4.90%	178	1-Apr-36	NA	NA	NA
Hybrid Adjustable Rate MBS	2,783	2.1%	5.18%	295	1-Aug-35	18.03	10.18%	2.00%
Total Mortgage-backed Pass-through	117,254	86.8%	3.77%	236	1-Jan-41	3.35	10.19%	2.00%
Structured MBS	17,879	13.2%	5.83%	272	16-Nov-39	NA	NA	NA
Total Mortgage Assets	$135,133	100.0%	4.04%	241	1-Jan-41	3.35	NA	2.00%

(in thousands)
	December 31, 2011		December 31, 2010
		Percentage of		Percentage of
Agency	Fair Value	Entire Portfolio	Fair Value	Entire Portfolio
Fannie Mae	$58,628	64.33%	$103,568	76.64%
Freddie Mac	27,267	29.92%	25,710	19.03%
Ginnie Mae	5,247	5.76%	5,855	4.33%
Total Portfolio	$91,142	100.00%	$135,133	100.0%

Entire Portfolio	December 31, 2011	December 31, 2010
Weighted Average Pass Through Purchase Price	$104.43	$104.44
Weighted Average Structured Purchase Price	$6.13	$5.46
Weighted Average Pass Through Current Price	$106.13	$105.29
Weighted Average Structured Current Price	$6.5	$5.98
Effective Duration (1)	(3.492)	1.024

(1) Effective duration of (3.492) indicates that an interest rate increase of 1.0% would be expected to cause a 3.492% increase in the value of the MBS in the Company’s investment portfolio at December 31, 2011.  An effective duration of  1.024 indicates that an interest rate increase of 1.0% would be expected to cause a 1.024% decrease in the value of the MBS in the Company’s investment portfolio at December 31, 2010. These figures include the structured securities in the portfolio.

Recent Developments – HARP (Home Affordable Refinancing Program)

On October 24, 2011, the Federal Housing Finance Agency (FHFA), Fannie Mae and Freddie Mac announced changes to the Home Affordable Refinancing Program (HARP) which became effective on December 1, 2011.  The changes to the program were designed to increase the number of loans currently eligible to be refinanced under existing guidelines and extend the term of the program through the end of 2013.  The changes to the plan announced on October 24, 2011 were preliminary and final changes were announced on November 15, 2011.  The changes to the original HARP program are expected to increase refinancing activity of eligible loans – predominantly fixed rate mortgages with higher coupons (ranging from 5.5% to 6.5%) originated between 2006 and 2008.  Only loans originated before May 31, 2009 are eligible for refinancing under HARP.  Management is unable to predict the impact, if any, that the new HARP program terms will have on the Company’s portfolio and results of operations.

The table below provides details of the securities in our two portfolios that are eligible to be refinanced under the new HARP guidelines:

($ in thousands)
Market Value of Securities where Underlying Pools were issued Prior to May 31, 2009
	Underlying Current Gross WAC (Borrower Mortgage Rate)						Total Securities in Sub-Portfolio
	Less Than 4.00%	4.0% - 4.99%	5.0%-5.99%	6.0% - 6.99%	Greater Than 7.0%	Total
Pass-through portfolio	$9,367	$-	$4,199	$5,012	$-	$18,578	$73,064
Structured security portfolio	$168	$629	$3,780	$5,228	$-	$9,805	$18,078
Total	$9,535	$629	$7,979	$10,240	$-	$28,383	$91,142

	Percent of Securities where Underlying Pools were Issued Prior to May 31, 2009
	Less Than 4.00%	4.0% - 4.99%	5.0%-5.99%	6.0% - 6.99%	Greater Than 7.0%	Total
Pass-through portfolio	13%	-	6%	7%	-	25%
Structured security portfolio	1%	3%	21%	29%	-	54%
Total	10%	1%	9%	11%	-	31%

Dividends

For the twelve months ended December 31, 2011, the Company generated a REIT taxable loss of $4.7 million.  (As more fully described in footnote 13 to the Company’s financial statements, REIT taxable income or loss generated by qualifying REIT activities is computed in accordance with the Internal Revenue Code, which is different from the Company’s financial statement income or loss as computed in accordance with GAAP.)  As of December 31, 2011, the Company has tax net operating loss carryovers of approximately $10.6 million, which are available to offset future REIT taxable income.  As a result of the taxable loss incurred in 2011, distributions in the amount of $0.065 per share paid to shareholders during 2011 are considered a return-of-capital, which depletes the Company’s capital base.  Distributions made by the Company during 2010 were also a return-of-capital.

REIT Taxable Income and Net Operating Losses

REIT taxable income/(loss) is a term that describes the Company's operating results calculated in accordance with rules and regulations promulgated pursuant to the Internal Revenue Code. The Company's REIT taxable income/(loss) is computed differently from net income or loss as computed in accordance with generally accepted accounting principles (GAAP) as reported in the Company's consolidated financial statements. Depending on the number and size of the various items or transactions being accounted for differently, the differences between REIT taxable income or loss and GAAP net income or loss can be substantial and each item can affect several reporting periods. Generally, these items are timing or temporary differences between years; for example, an item that may be a deduction for GAAP net income/loss in the current year may not be a deduction for REIT taxable income/loss until a later year.

In order to maintain its qualification as a REIT, the Company is generally required (among other things) to annually distribute dividends to its stockholders in an amount at least equal to 90% of the Company's REIT taxable income. Additionally, as a REIT, the Company may be subject to a federal excise tax if it distributes less than 85% of its REIT taxable income by the end of the calendar year. Accordingly, the Company's dividends are generally based on REIT taxable income, as determined for federal income tax purposes, as opposed to its net income computed in accordance with GAAP.  Dividends are paid if, when, and as declared by the Company's Board of Directors.

As described above, a REIT may be subject to a federal excise tax if it distributes less than 85% of its REIT taxable income by the end of a calendar year.  In calculating the amount of excise tax payable in a given year, if any, Bimini Capital reduces REIT taxable income by distributions made to stockholders in the form of dividends and/or net operating losses (“NOL’s”) applied from prior years, to the extent any are available.  Since income subject to excise tax is REIT taxable income after deducting qualifying dividends and the application of NOL’s, a REIT may avoid excise taxes solely by application of available NOL’s without paying qualifying dividends to stockholders.  Because Bimini Capital currently has $10.6 million of NOL’s available, in the future it could avoid excise taxes by applying such NOL’s against REIT taxable income, if any, without making any distributions to stockholders.  Further, the REIT could avoid the obligation to pay excise taxes through a combination of qualifying dividends and the application of NOL’s.  In any case, future distributions to stockholders may be less than taxable income until the existing NOL’s are consumed.

Book Value Per Share

The Company's Book Value Per Share at December 31, 2011 was $0.53. Book Value Per Share is regularly used as a valuation metric by various equity analysts that follow the Company and may be deemed a non-GAAP financial measure pursuant to Regulation G. The Company computes Book Value Per Share by dividing total stockholders' equity by the total number of shares outstanding of the Company's Class A Common Stock. At December 31, 2011, the Company's consolidated stockholders' equity was $5.4 million with 10,086,854 Class A Common shares outstanding. At December 31, 2011, the Company had $4.3 million in cash and cash equivalents.

Stock Repurchase Program

On June 29, 2010, the Board of Directors of the Company approved a stock repurchase program authorizing the Company to buy up to $1.0 million of its Class A common stock.  Through July 2011, the Company repurchased 403,715 shares for approximately $0.3 million, including commissions, a weighted average purchase price of $0.87 per share. On August 2, 2011, the Company’s Board of Directors suspended purchases under this plan.

Management Commentary

Commenting on the Company's fourth quarter results, Robert E. Cauley, Chairman and Chief Executive Officer, said, "The fourth quarter of 2011 was not particularly remarkable for Bimini and the market generally.  In particular, additional announcements by the Federal Reserve regarding the health of the U.S. economy and the future level of interest rates, coupled with developments in Europe, tended to net one another out and resulted in interest rates remaining essentially unchanged for the quarter.  Changes to the HARP program were announced during the fourth quarter, and the market continued to hear rumors and occasional announcements from various government officials of possible expansion of various other Government sponsored refinancing initiatives.  Fears of resulting high levels of refinancing activity initially caused spreads to widen on certain MBS securities, particularly the structured portfolio, and continue to keep the market on edge.  To date, prepayment speeds have not increased materially and certainly have not lived up to the market’s worst fears.  For instance, the release this week of prepayment speeds for February, 2012, have shown a modest uptick in speeds for securities backed by loans eligible for HARP II. This is the first evidence to date of a reaction to HARP II. Nonetheless, we did experience negative mark-to-market adjustments on our portfolio in the fourth quarter, albeit substantially less than the Q3 experience.”

The Company has scheduled an online Web simulcast and conference call to discuss these announcements that will begin at 9:00 AM ET, Tuesday, March 13, 2012. An online replay will be available approximately two hours following the conclusion of the live broadcast and will continue for 48 hours. A link to these events will be available at the Company's website www.biminicapital.com. Those persons without Internet access may listen to the live call by dialing (888) 806-6208 or (913) 981-5556, confirmation code:4236838.

The following is a summarized presentation of the balance sheets as of December 31, 2011 (unaudited) and December 31, 2010 and the unaudited quarterly results of operations for the calendar quarters ended December 31, 2011, September 30, 2011 and December 31, 2010.

BIMINI CAPITAL MANAGEMENT, INC.
CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts)

	12/31/2011	12/31/2010	% Change
ASSETS
Mortgage-backed securities	$91,142	$135,133	(32.55)%
Cash equivalents and restricted cash	4,718	6,376	(26.00)%
Accrued interest receivable	901	1,050	(14.19)%
Retained interests	3,495	3,928	(11.02)%
Other assets	8,998	10,504	(14.34)%
Total Assets	$109,254	$156,991	(30.41)%

LIABILITIES AND STOCKHOLDERS' EQUITY
Repurchase agreements	$69,528	$113,592	(38.79)%
Junior subordinated notes	26,804	26,804	-
Other liabilities	7,555	8,223	(8.12)%
Total Liabilities	103,887	148,619	(30.10)%
Stockholders' Equity	5,367	8,372	(35.89)%
Total Liabilities and Stockholders' Equity	$109,254	$156,991	(30.41)%
Class A Common Shares outstanding	10,086,854	9,776,586
Book value per share	$0.53	$0.86

BIMINI CAPITAL MANAGEMENT, INC.
CONSOLIDATED INCOME STATEMENTS

	For the calendar quarter ended
	12/31/2011		9/30/2011	% Change	12/31/2010	% Change
Interest income	$1,040		$1,134	(8.3)%	$1,497	(30.5)%
Interest expense	(59)		(53)	(11.3)%	(88)	33.0%
Net interest income, before interest on junior subordinated notes	981		1,081	(9.3)%	1,409	(30.4)%
Interest on junior subordinated debt	(258)		(250)	(3.2)%	(468)	44.9%
Net interest income	723		831	(13.0)%	941	(23.2)%
(Losses) gains on MBS and Eurodollars futures	(418)		(2,801)	85.1%	921	(145.4)%
Net portfolio (deficiency) income	305		(1,970)	115.5%	1,862	(83.7)%
Other income (loss)	(716)		2,436	(129.4)%	(382)	(87.4)%
Expenses	(1,996)		(2,379)	16.1%	(2,475)	19.4%
Net (loss)	$(2,407)		$(1,913)	(25.8)%	$(995)	(141.9)%
Basic and Diluted Net Loss Per Share:
Class A Common Stock	$(0.24)	$	(0.19)		$(0.10)
Class B Common Stock	(0.24)		(0.19)		(0.10)

About Bimini Capital Management, Inc.

Bimini Capital Management, Inc. is a REIT that invests primarily in, but is not limited to, residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae). Its objective is to earn returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows.

Statements herein relating to matters that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Bimini Capital Management, Inc.'s filings with the Securities and Exchange Commission, including Bimini Capital Management, Inc.'s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. Bimini Capital Management, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

CONTACT:
Bimini Capital Management, Inc.
Robert E. Cauley, 772-231-1400
Chairman and Chief Executive Officer
www.biminicapital.com